Exhibit 23.1





                       Consent of Independent Accountants


The Board of Directors
Paracel Online Systems, Inc.

We consent to the inclusion of our report dated July 3, 1997, with respect to the balance sheets of Paracel Online Systems, Inc. (formerly Carthage International, Inc.) (a wholly owned subsidiary of Paracel, Inc.) as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity (deficiency) and cash flows for the period from January 1, 1995 to December 4, 1995 (Predecessor), the period from December 5, 1995 (acquisition) to December 31, 1995 and the year ended December 31, 1996 (Successor), which report appears in Amendment No. 1 to Form 8-K/A of WavePhore, Inc. dated August 12, 1997.



KPMG PEAT MARWICK LLP

Los Angeles, California
August 12, 1997